Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES SECOND QUARTER 2006 RESULTS

Houston, Texas – August 3, 2006 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the second quarter 2006 and include the following highlights:

•	Operating cash flow doubled year-over-year

$174.3 million compared to $83.6 million (a non-GAAP measure)

•	Cash margin per BOE doubled year-over-year

$37.86 compared to $18.57 (a non-GAAP measure)

•	Oil and gas revenue per BOE increased 41%

$49.49 compared to $35.17

•	Further results from PXP’s high impact deepwater exploration program were released in the second quarter. The Kerr-McGee operated Caesar prospect was announced as a discovery in May. A sidetrack well at the Chevron operated Big Foot well confirmed the net pay of the original discovery well.

•	The share repurchase program was initiated and 2,461,900 common shares were repurchased by the end of July.

•	$43.5 million was received for the terminated Stone Energy Corporation bid.

•	Executive vice president promotions of Doss R. Bourgeois to EVP - Exploration and Production and Winston M. Talbert to EVP and Chief Financial Officer were announced in July.

•	A non-core asset sale was announced as part of a plan to generate, from sales proceeds and free cash flow, $1 billion during the second half of 2006. PXP expects to close the asset sales during the fourth quarter 2006. Proceeds are planned for share repurchase and debt reduction.

- MORE -

•	A series of offsetting contracts were executed to eliminate all of the 2007 and 2008 crude oil price collars to allow PXP to continue participating in the higher price commodity market and acquired substantial oil price downside protection via put option contracts through 2008.

THREE MONTHS ENDED JUNE 30

PXP reported revenues of $278.4 million for the second quarter 2006 compared to $217.3 million for the second quarter 2005. Operating cash flow, a non-GAAP measure, more than doubled to $174.3 million in the second quarter of 2006 compared to $83.6 million in the prior year period. Cash margin, a non-GAAP measure, was $37.86 per BOE in the second quarter of 2006 compared to $18.57 per BOE in 2005. See the end of this release for an explanation and reconciliation of all non-GAAP financial measures.

PXP reported a net loss of $7.1 million, or $0.09 per diluted share, compared to a net loss of $47.3 million, or $0.61 per diluted share for the second quarter 2005. The results for the second quarter 2006 include a $142.9 million pre-tax loss on mark-to-market derivative contracts (cash payments related to the put and call option premiums during the quarter totaled $25.2 million), a $36.5 million pre-tax non cash charge to revenue related to certain oil hedges, a $21.3 million pre-tax charge related to stock-based compensation, which includes approximately $9.0 million related to officer resignations and organizational changes, and a $37.9 million gain on termination of the merger agreement between PXP and Stone.

Without the effects of these items net income for the second quarter of 2006 would have been $75.4 million, or $0.95 per diluted share, compared to $27.4 million, or $0.35 per diluted share for 2005.

Sales volumes during the second quarter 2006 were 61.7 thousand barrels of oil equivalent per day (BOEPD) compared to first quarter 2006 sales volumes of 60.7 thousand BOEPD and second quarter 2005 sales volumes of 65.2 thousand BOEPD. Sales volumes were lower year-over-year primarily due to asset sales in the second quarter 2005.

The average realized sales price per BOE before hedging and derivative transactions was $56.00 during the second quarter 2006 compared to $42.42 for the same period a year ago. Cash payments related to hedging and derivative transactions in the second quarter 2006 were $3.98 per BOE compared to $12.51 in 2005.

Total production costs were $13.65 per BOE in the second quarter of 2006 compared to $11.34 per BOE in 2005. The year-over-year increase per unit is primarily attributable to lower volumes and higher lease operating costs, due to general cost increases from service providers, higher electricity costs and increased expenditures for repairs, maintenance and well workovers.

On April 24, 2006 PXP announced a definitive agreement to acquire Stone in a stock-for-stock transaction. On June 22, 2006 the agreement was terminated by Stone and PXP received a termination fee of $43.5 million. The $37.9 million gain recognized during the quarter reflects the termination fee net of merger related costs incurred by the Company.

- MORE -

SIX MONTHS ENDED JUNE 30

PXP reported revenues of $530.0 million for the first six months of 2006 compared to $407.4 million in 2005. Operating cash flow, a non-GAAP measure, more than doubled to $325.5 million in the first six months of 2006 compared to $161.7 million reported in the prior year period. Cash margin, a non-GAAP measure, was $36.43 per BOE in the first six months of 2006 compared to $17.77 per BOE in 2005.

For the first six months of 2006 PXP reported a net loss of $58.8 million, or $0.75 per diluted share, compared to a net loss of $252.9 million, or $3.27 per diluted share for the same period a year ago. The results for the 2006 period include a $312.2 million pre-tax loss on mark-to-market derivative contracts (cash payments related to the put and call option premiums during the period totaled $50.1 million), a $73.0 million pre-tax non cash charge to revenue related to certain oil hedges, a $29.0 million pre-tax charge related to stock-based compensation and a $37.9 million gain on termination of the merger agreement between PXP and Stone.

Without the effects of these items net income for the six months of 2006 would have been $141.2 million, or $1.78 per diluted share, compared to $47.6 million or $0.61 per diluted share for 2005.

Sales volumes for the first six months of 2006 were 61.2 thousand BOEPD compared to 64.4 thousand BOEPD in 2005. Sales volumes were lower year-over-year primarily due to asset sales in the second quarter 2005.

The average realized sales price per BOE before hedging and derivative transactions was $54.30 for the first six months of 2006 compared to $40.84 in 2005. Cash payments related to hedging and derivative transactions in the six month period were $4.01 per BOE in 2006 compared to $11.82 per BOE in 2005.

Total production costs were $13.35 per BOE for the first six months of 2006 compared to $11.25 per BOE in 2005. The year-over-year increase per unit is primarily attributable to lower volumes and higher lease operating costs, due to general cost increases from service providers, and higher expenditures for repairs, maintenance and well workovers.

Oil and gas capital expenditures, excluding acquisitions, were $307.8 million for 2006 compared to $202.6 million for the prior year period. The increase is primarily attributed to exploratory opportunities in the Gulf of Mexico and Rocky Mountain regions.

DEVELOPMENT - OPERATIONS UPDATE

In California’s Los Angeles Basin, PXP’s exit rate for the second quarter 2006 was approximately 16,000 net BOEPD. A total of 46 of the 64 planned wells have been drilled through the end of the second quarter of 2006, all in the Inglewood Field. Drilling activities during this period have concentrated on the Vickers-Rindge waterflood zone with 38 of the 46

- MORE -

drilled. Drilling will continue in the Vickers-Rindge and in expanding the successful developments in the Moynier and Rubel formations. Drilling has commenced at the Las Cienegas Field with one of the five wells planned this year currently testing. PXP operates both developments and has a 100 percent working interest in Inglewood and an average 70 percent working interest in Las Cienegas.

In the San Joaquin Valley, PXP’s exit rate for the second quarter 2006 was approximately 24,900 net BOEPD. A total of 101 of the 156 planned wells have been drilled through the end of the second quarter of 2006. In the Midway Sunset Field, 49 wells have been drilled including cyclic steam producers and injection wells; in the Cymric Field, 27 producers and 16 steam injection wells have been drilled. The remaining wells are planned for the Cymric, Midway Sunset and Arroyo Grande Fields. Drilling is expected to begin during the fourth quarter at the Arroyo Grande Field with a total of eight wells planned this year. PXP generally has a 100 percent working interest and an 80-100 percent income interest in the San Joaquin Valley properties.

Offshore California, PXP’s exit rate for the second quarter 2006 was approximately 13,100 net BOEPD. At PXP’s Point Pedernales Field, two of four planned in-fill wells are producing a total of 2,100 net BOEPD and drilling operations for the third in-fill well are now underway.

In the Gulf Coast and Texas regions, PXP’s exit rate for the second quarter 2006 was approximately 7,600 net BOEPD. PXP is drilling the Tabasco prospect in the Barataria Bay area of Jefferson Parish, Louisiana. PXP has a 50 percent working interest in this prospect.

EXPLORATION - OPERATIONS UPDATE

In the deepwater Middle/Lower Miocene trend area of the Gulf of Mexico, PXP is currently participating in 3 wells, 2 of which are initial exploratory tests and the other is a delineation well at the Caesar discovery.

PXP owns a 17.5 percent working interest in the Caesar discovery announced by the operator on May 17, 2006 as a successful well. Delineation drilling at Caesar is underway. PXP owns a 12.5 percent working interest in the Big Foot discovery announced by the operator earlier this year as a successful well. Chevron announced on July 26, 2006 the successful completion of the sidetrack well.

PXP is currently participating in an exploratory test of the Grand Cayman prospect with a 30 percent working interest and the Friesian prospect with a 20 percent working interest. Drilling operations are expected to resume at Friesian in mid-August when the drilling rig returns from the shipyard. Operations are expected to begin during the third quarter at the Norman prospect in which PXP has a 15 percent working interest. PXP’s deepwater leasehold position totals over 40 blocks.

SHARE REPURCHASE

Our Board of Directors authorized in December 2005 the repurchase of up to $500 million of our common stock. The shares will be repurchased from time to time in open market transactions or

- MORE -

privately negotiated transactions at our discretion, subject to market conditions and other factors. Through July 2006 PXP repurchased 2,461,900 common shares at a cost of $100.8 million. The reduction in shares outstanding will be reflected in the third quarter 2006.

2006 OUTLOOK

The Company reaffirms its previously issued guidance.

SECOND QUARTER EARNINGS CONFERENCE CALL

PXP will host a conference call today August 3, 2006 at 10:00 a.m. Central to discuss results and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through August 17, 2006 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 7600679.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates,

•	oil and gas prices,

•	the impact of derivative positions,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

- MORE -

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

- MORE -

Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues
Oil sales	$250,069	$162,672	$464,997	$297,385
Gas sales	27,601	53,898	63,155	108,377
Other operating revenues	716	738	1,853	1,621

	278,386	217,308	530,005	407,383

Costs and Expenses
Production costs
Lease operating expenses	44,738	36,877	86,903	69,205
Steam gas costs	12,844	16,404	25,620	33,085
Electricity	9,954	8,186	18,786	14,761
Production and ad valorem taxes	7,036	5,967	12,804	13,303
Gathering and transportation expenses	2,072	2,404	3,656	5,949
General and administrative
G&A excluding stock-based compensation	16,812	11,511	32,038	23,238
Stock-based compensation	21,253	6,831	28,999	32,632
Depreciation, depletion and amortization	50,917	45,745	100,684	89,338
Accretion	2,476	1,934	4,942	3,679

	168,102	135,859	314,432	285,190

Income from Operations	110,284	81,449	215,573	122,193
Other Income (Expense)
Interest expense	(19,210)	(14,158)	(35,004)	(25,561)
Loss on mark-to-market derivative contracts	(142,914)	(113,871)	(312,242)	(487,923)
Gain on termination of merger agreement	37,902	—	37,902	—
Interest and other income (expense)	1,296	(120)	1,620	172

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(12,642)	(46,700)	(92,151)	(391,119)
Income tax (expense) benefit
Current	(45)	(1,330)	(8,757)	(1,330)
Deferred	5,560	700	44,311	139,501

Income (Loss) Before Cumulative Effect of Accounting Change	(7,127)	(47,330)	(56,597)	(252,948)
Cumulative effect of accounting change,
Net of tax benefit	—	—	(2,182)	—

Net Income (Loss)	$(7,127)	$(47,330)	$(58,779)	$(252,948)

Earnings (loss) per share, basic and diluted
Income (loss) before cumulative effect of accounting change	$(0.09)	$(0.61)	$(0.72)	$(3.27)
Cumulative effect of accounting change	—	—	(0.03)	—

Net income (loss)	$(0.09)	$(0.61)	$(0.75)	$(3.27)

Weighted Average Shares Outstanding, basic and diluted	78,694	77,329	78,567	77,266

- MORE -

Plains Exploration & Production Company

Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Daily Average Volumes
Oil and liquids sales (Bbls)	52,990	52,088	52,699	50,593
Gas (Mcf)
Production	64,384	93,417	64,553	98,219
Used in steam operations	12,390	14,911	13,721	15,147
Sales (1)	51,994	78,506	50,832	83,072
BOE
Production	63,721	67,658	63,457	66,963
Sales (1)	61,656	65,172	61,171	64,437
Unit Economics (in dollars) (2)
Average NYMEX Prices
Oil	$70.72	$53.13	$67.12	$51.53
Gas	6.76	6.73	7.85	6.50
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$59.44	$43.56	$56.41	$42.22
Gas (per Mcf)	5.83	6.43	6.86	6.10
Per BOE	56.00	42.42	54.30	40.84
Cash Margin per BOE (3)
Oil and gas revenues	$49.49	$35.17	$47.70	$33.48
Costs and expenses
Lease operating expenses	(7.97)	(5.99)	(7.85)	(5.71)
Steam gas costs	(2.29)	(2.66)	(2.31)	(2.73)
Electricity	(1.77)	(1.33)	(1.70)	(1.22)
Production and ad valorem taxes	(1.25)	(0.97)	(1.16)	(1.10)
Gathering and transportation	(0.37)	(0.39)	(0.33)	(0.49)

Gross margin before DD&A (GAAP)	35.84	23.83	34.35	22.23
Hedging expense included in oil and gas revenues	6.51	7.25	6.60	7.36
Cash derivative settlements
Oil & gas production	(3.98)	(12.51)	(4.01)	(11.82)
Natural gas purchases	(0.51)	—	(0.51)	—

Cash margin (Non-GAAP)	$37.86	$18.57	$36.43	$17.77

(1)	2005 amounts represent volumes presented on a basis consistent with 2006. See Note 2.
(2)	In 2005 gas revenues included amounts attributable to buy-sell contracts related to our thermal recovery operations in California and associated costs were included in steam gas costs. As a result of our adoption of EITF 04-13 effective January 1, 2006, in 2006 certain costs associated with such contracts are reflected as a reduction in gas revenues and the associated volumes are not included in sales volumes. Amounts per BOE reflected in the foregoing table are based on production volumes for 2005 and sales volumes for 2006.
(3)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

- MORE -

Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$1,403	$1,552
Accounts receivable	131,642	148,691
Inventories	13,669	10,325
Deferred income taxes	162,277	128,816
Other current assets	10,315	3,948

	319,306	293,332

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	2,845,684	2,604,892
Not subject to amortization	187,681	112,204
Other property and equipment	18,676	16,282

	3,052,041	2,733,378
Less allowance for depreciation, depletion and amortization	(597,120)	(498,075)

	2,454,921	2,235,303

Goodwill	173,790	173,858

Other Assets	41,169	39,449

	$2,989,186	$2,741,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$135,503	$122,996
Commodity derivative contracts	266,418	85,596
Royalties payable	47,201	43,279
Stock appreciation rights	57,279	55,170
Interest payable	13,029	13,000
Other current liabilities	35,216	43,957

	554,646	363,998

Long-Term Debt
Revolving credit facility	231,000	272,000
8.75% Senior Subordinated Notes	276,439	276,538
7.125% Senior Notes	248,888	248,837

	756,327	797,375

Other Long-Term Liabilities
Asset retirement obligation	165,882	155,865
Commodity derivative contracts	507,506	440,543
Other	5,687	7,014

	679,075	603,422

Deferred Income Taxes	271,410	258,810

Stockholders’ Equity
Common stock	791	784
Additional paid-in capital	973,535	940,988
Retained earnings (deficit)	(192,443)	(133,664)
Accumulated other comprehensive income	(44,574)	(89,566)
Treasury stock, at cost	(9,581)	(205)

	727,728	718,337

	$2,989,186	$2,741,942

- MORE -

Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(7,127)	$(47,330)	$(58,779)	$(252,948)
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	53,393	47,679	105,626	93,017
Deferred income taxes	(5,560)	(700)	(44,311)	(139,501)
Cumulative effect of adoption of accounting change	—	—	2,182	—
Commodity derivative contracts
Loss (gain) on derivatives	154,276	(62,596)	335,234	291,914
Reclassify derivative settlements	25,431	220,028	71,310	270,742
Noncash compensation	17,144	1,199	23,418	23,914
Other noncash items	(25)	(23)	(48)	(46)
Change in assets and liabilities from operating activities	(3,060)	(142,585)	(28,869)	(173,624)

Net cash provided by operating activities	234,472	15,672	405,763	113,468

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration, development and other costs	(149,936)	(99,810)	(289,425)	(180,764)
Acquisition of oil and gas properties	—	(118,375)	—	(118,375)
Proceeds from sale of oil and gas properties	—	340,969	—	340,969
Derivative settlements	(25,431)	—	(42,731)	—
Other	(3,005)	(1,921)	(4,535)	(2,596)

Net cash used in investing activities	(178,372)	120,863	(336,691)	39,234

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	343,700	464,000	728,900	751,000
Repayments	(399,700)	(380,900)	(769,900)	(634,500)
Derivative settlements	—	(220,028)	(28,579)	(270,742)
Other	144	(176)	358	964

Net cash used in financing activities	(55,856)	(137,104)	(69,221)	(153,278)

Net decrease in cash and cash equivalents	244	(569)	(149)	(576)
Cash and cash equivalents, beginning of period	1,159	1,538	1,552	1,545

Cash and cash equivalents, end of period	$1,403	$969	$1,403	$969

Plains Exploration & Production Company

Summary of Open Derivative Positions

at August 1, 2006

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production
2006
Aug - Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2007
Jan - Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2008
Jan - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI
Purchases of Natural Gas
2006
Aug - Dec	Call options	30,000 MMBtu	$12.00 Strike price	Socal

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months and six months ended June 30, 2006 and 2005. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the gain on termination of the merger agreement and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to SFAS 149 “Amendment of SFAS 133, Derivative Instruments and Hedging Activities”, certain of our derivative instruments are deemed to contain a significant financing element and cash flows associated with these positions are required to be reflected as financing activities. The cash flows that were reclassified in the following tables do not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

	Three Months Ended June 30,
	2006	2005
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$234.5	$15.7
Changes in operating assets and liabilities	3.1	142.5
Gain on termination of merger agreement	(37.9)	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(25.4)	(74.6)

Operating cash flow (Non-GAAP)	$174.3	$83.6

	Six Months Ended June 30,
	2006	2005
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$405.8	$113.5
Changes in operating assets and liabilities	28.9	173.6
Gain on termination of merger agreement	(37.9)	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(71.3)	(125.4)

Operating cash flow (Non-GAAP)	$325.5	$161.7

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (loss) (GAAP) to net income (loss) excluding certain items (Non-GAAP) for the three months and six months ended June 30, 2006 and 2005. This measure excludes certain items that management believes affect the comparability of operating results. Items excluded are generally items whose timing or amount cannot be reasonably estimated or are nonrecurring. Management believes this presentation may be helpful to investors who want to isolate the impacts from oil and gas derivative contracts and stock-based compensation. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended June 30,
	2006	2005
	(millions of dollars)
Net income (loss) before cumulative effect (GAAP)	$(7.1)	$(47.3)
Loss on mark-to-market derivative contracts	142.9	113.9
Cash payments on mark-to-market derivative contracts	(25.2)	(50.9)
Non cash charge to revenue for oil and gas hedges	36.5	18.4
Stock-based compensation	21.3	6.8
Gain on termination of merger agreement	(37.9)	—
Adjust income taxes	(55.1)	(13.5)

Net income (loss) excluding certain items (Non-GAAP)	$75.4	$27.4

	Six Months Ended June 30,
	2006	2005
	(millions of dollars)
Net income (loss) before cumulative effect (GAAP)	$(56.6)	$(252.9)
Loss on mark-to-market derivative contracts	312.2	487.9
Cash payments on mark-to-market derivative contracts	(50.1)	(87.9)
Non cash charge to revenue for oil and gas hedges	73.0	33.8
Stock-based compensation	29.0	32.6
Gain on termination of merger agreement	(37.9)	—
Adjust income taxes	(128.4)	(165.9)

Net income (loss) excluding certain items (Non-GAAP)	$141.2	$47.6

The cash payments on mark-to-market derivative contracts in 2005 do not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

# # #